Exhibit 99.1

The Alkaline Water Company Announces Capital Structure Reset and Strategic Alignment Ahead of Regulation A Offering

GLENDALE, ARIZONA – ACCESS Newswire / December 23, 2025 — The Alkaline Water Company, Inc. (OTC: WTER) (the “Company”) today provided an update on a series of coordinated actions designed to strengthen its balance sheet, normalize its capital structure, and position the Company for compliant capital formation and higher market standards.

REVERSE STOCK SPLIT

The Company confirmed that it effected a 1-for-10 reverse stock split of its issued and outstanding common stock, which became effective Monday December 15 2025, with trading on a split-adjusted basis commencing on Tuesday December 16, 2025.

The reverse stock split reduced the number of outstanding shares while proportionally increasing the trading price of the Company’s common stock. The action did not affect stockholders’ proportional ownership interests and did not impact the Company’s assets, liabilities, or operations.

The Company noted that the reverse split was a necessary structural step to address legacy capital structure issues and to establish a more appropriate price level in advance of its recently qualified Regulation A offering.

DEBT REDUCTION AND CAPITAL CLEANUP

In parallel with the reverse split, the Company has taken decisive steps to eliminate and cancel outstanding debt instruments, including the cancellation of convertible notes that previously represented potential dilution and balance sheet complexity.

These actions materially reduced the Company’s debt overhang, simplified its capitalization, and removed instruments that were inconsistent with the Company’s long-term strategy of disciplined, transparent capital formation.

REGULATION A OFFERING AND AUTHORIZED SHARE STRUCTURE

As previously announced, the U.S. Securities and Exchange Commission has qualified the Company’s Tier 1 Regulation A offering, providing a compliant framework for raising growth capital.

In connection with these initiatives, the Company expects to increase its authorized common stock to 250 million shares to provide appropriate flexibility to support the Regulation A offering and future corporate needs. Authorized shares do not equate to shares issued, and any issuance will be subject to regulatory requirements, market conditions, and disciplined capital management.

STRATEGIC ALIGNMENT

“These actions were not isolated decisions — they were part of a coordinated strategy to reset our capital structure and put the Company on a more sustainable footing,” said Richard Wright, Chief Executive Officer of The Alkaline Water Company. “Reducing legacy debt, normalizing our share structure, and establishing a compliant pathway to capital through Regulation A allows us to move forward with greater transparency and credibility as we work toward higher market standards, including the OTCQB and, over time, a national exchange.”

The Company cautioned that no assurance can be given regarding the timing or success of any market uplisting or future financing efforts.

ABOUT THE ALKALINE WATER COMPANY, INC.

The Alkaline Water Company, Inc. (OTC: WTER) is a premium beverage company focused on the development and distribution of high-quality alkaline water products. Founded in 2012 and headquartered in Glendale, Arizona, the Company’s flagship Alkaline88® brand utilizes a proprietary electrolysis process that infuses purified water with Himalayan rock salt and trace minerals to achieve an 8.8 pH balance.

FORWARD-LOOKING STATEMENTS

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.

COMPANY CONTACT

The Alkaline Water Company, Inc.
5524 N. 51st Ave., Suite 101
Glendale, AZ 85301
Phone: (480) 227-7307
Email: IR@thealkalinewaterco.com
Website: www.thealkalinewaterco.com